EXHIBIT 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the IPO Closing Date (as defined below and subject to Section 27 hereof), by and between BALDWIN RISK PARTNERS, LLC, a Delaware limited liability company (the “Company”), and John A. Valentine (“Employee”).

BACKGROUND

The Company serves as a holding company that owns interests in subsidiaries and joint ventures that own and operate insurance agencies.

The Company employs Employee pursuant to that certain Employment Agreement, dated August 6, 2018, by and between the Company and Employee (the “Prior Employment Agreement”).

The Company and Employee desire to enter into this Agreement to amend and restate the Prior Employment Agreement effective as of the closing of the initial public offering (the date of such closing, the “IPO Closing Date”) by BRP Group, Inc., a Delaware corporation and the managing member of the Company (“PubCo”), pursuant to the Form S-1 Registration Statement under the Securities Act of 1933.

OPERATIVE TERMS

The parties agree as follows:

1.Employment. The Company shall continue to employ Employee, and Employee hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the IPO Closing Date and ending as provided in Section 5 hereof (the “Employment Period”).
2.    Position and Duties.
(a)    Title and Duties. During the Employment Period, Employee shall serve as Chief Partnership Officer of the Company and PubCo, and shall have those powers and duties normally and customarily associated with his position in entities comparable to the Company and PubCo and such other powers and duties as may be reasonably prescribed by the Company or PubCo, subject to the power and authority of each of the Company or PubCo to modify such duties, responsibilities, functions and authority from time to time in its sole discretion.
(b)    Management. During the Employment Period, Employee shall report to the Chief Executive Officer of the Company and PubCo, positions which are currently held by Trevor Baldwin or other person as determined by the Company or PubCo from time to time, and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of PubCo, the Company and their current and future, direct and indirect, subsidiaries, affiliates, joint ventures and other related entities (the “Company Group”).
(c)    Employee’s Efforts. Employee shall perform his duties, responsibilities and functions for the Company and PubCo to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner and shall comply with the Company’s and PubCo’s policies and procedures as may be in effect from time to time. During the Employment Period, Employee shall not serve as an officer or director of, or otherwise perform services (for compensation or otherwise), any other entity without the prior written consent of the Company; provided that Employee may manage his own investments, including, without limitation, any rental properties, and also serve as an officer or director of, or otherwise participate in, purely educational, welfare, social, religious or civic organizations, so long as such activities do not interfere with Employee’s duties and responsibilities for the Company and PubCo.
3.    Place of Performance. The principal place of employment of Employee shall be in Charlotte, North Carolina; provided that the Employee shall be required to (a) travel to and work out of the Company’s headquarters in Tampa, Florida from time to time on an as-needed basis, and (b) travel on Company or PubCo’s business from time to time during the Employment Period.
4.    Compensation and Related Matters.
(a)    Base Salary. During the Employment Period, the Company shall pay Employee an annual base salary (as adjusted, the “Base Salary”) of $300,000. The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. The Base Salary for any partial year during the Employment Period will be pro-rated based upon the actual number of days Employee was employed by the Company during such year. Employee shall not be eligible to earn commissions under any commission plan maintained by the Company Group for its advisors, producers or other employees.
(b)    Bonus.
(i)    Bonus. For each calendar year during the Employment Period beginning with 2019, Employee shall be eligible to receive an annual bonus (the “Bonus”) of up to 250% of the Base Salary for the year based on the success of the Company in achieving financial and/or non-financial targets, metrics, goals or other objectives for the year. The compensation committee of PubCo, in its sole discretion but with input from Employee, shall establish such targets, metrics or other goals or objectives, and shall also determine the weighting of the Bonus opportunity among such established targets, metrics or other goals or objectives (which may be equally weighted, or disproportionately weighted). Any financial targets or metrics (e.g., EBITDA targets) established by the Company shall be measured by the Company in its sole discretion in accordance with the normal accounting methods, principles and practices used by the Company (including (A) applicable adjustments that may be applied for extraordinary and non-recurring items, if any, (B) taking into account expenses allocated to the Company and its agencies in accordance with the expense allocation procedures of the Company amongst its operating divisions as in effect from time to time, and (C) in the case of any agency that is not a direct or indirect wholly-owned subsidiary of the Company, taking into account only the Company’s pro-rata share of the revenues, EBITDA or other items of such agency, as applicable, based on the Company’s percentage equity ownership thereof).
(ii)    Bonus Payment Terms. The Bonus for a year, if earned under this Agreement, shall be paid to Employee within thirty (30) days after the Company’s receipt of its final audited (if not available management prepared or externally reviewed statements) financial statements for the applicable year. Notwithstanding anything to the contrary in this Agreement, to receive any Bonus that is otherwise earned for a year, Employee must remain continuously employed by the Company until the date the Bonus is actually paid. Any earned Bonus will be paid in the form of (A) cash and/or (B) fully-vested shares of the Class A common stock (or other form of equity-based compensation award) of PubCo having an aggregate fair market value on the grant date equal to the amount of the Bonus being settled in equity-based compensation. The compensation committee of PubCo, in its sole discretion, shall determine such allocation between cash and stock (or other form of equity-based compensation award), and the fair market value thereof.
(c)    Equity.
(i)    The Management Incentive Units of the Company granted to Employee prior to the IPO Closing Date have been converted, effective prior to the IPO Closing Date, into (1) non-voting LLC Units of the Company (as defined in the Third Amended and Restated Limited Liability Company Agreement of the Company, dated on or around the IPO Closing Date) (as amended, the “Operating Agreement”), and (2) shares of the Class B common stock of PubCo, and are held pursuant to the terms of the Operating Agreement and a separate Restricted Unit Agreement (such LLC Units, the “MIU Conversion LLC Units”).
(ii)    During the Employment Period, Employee shall be eligible to participate in the BRP Group, Inc. Omnibus Incentive Plan (or any successor plan). The compensation committee of PubCo will determine in its sole discretion if and when Employee will be granted any awards under such plan, the type of awards granted, and the terms of such awards.
(d)    Participation in Benefit Plans. During the Employment Period, Employee (and any eligible dependents) shall be eligible to participate in all employee benefit plans and programs maintained by the Company from time to time for its similarly situated senior management employees, or for its employees generally, including any life, medical, dental, accidental and disability insurance, and profit sharing, pension, retirement, savings, and deferred compensation plans, in each case subject to and in accordance with the generally applicable eligibility requirements, terms and conditions of such plan or program as in effect from time to time. Employee acknowledges that nothing in this Agreement obligates or requires the Company to offer any such plans or programs or prevents the Company from terminating or modifying any plan or program that it may from time to time offer, and the Company reserves the right to amend, modify or terminate any such plan or program in its sole discretion.
(e)    Expenses and Reimbursement. During the Employment Period, the Company shall reimburse Employee for all ordinary and reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement, but only in a manner that is consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses, and subject to the Company’s requirements with respect to reporting and documentation of such expenses (including preapproval of travel expenses) as well as its reimbursement practices.
(f)    Board Observation. During the Employment Period, Employee shall be entitled to attend meetings of the board of directors of PubCo in a non-voting, observer capacity; provided, that, the board of directors may exclude Employee from any meeting or portion of a meeting for valid business or governance reasons.
(g)    Withholding. The Company shall have the right to deduct from any payment made under this Agreement any amount necessary in order to permit the Company to satisfy its past, present or future withholding obligations for any federal, state or local income, employment or other tax with respect to the amounts payable under this Agreement, including to reimburse the Company for any such obligations that were funded by the Company.
(h)    Clawback. Employee agrees that any incentive-based compensation and benefits provided by the Company under this Agreement or otherwise are subject to recoupment or clawback as required by law or under applicable stock exchange listing rules.

5.    Term and Termination.
(a)    Employee is an employee “at-will,” and Employee’s employment may be terminated by the Company for any reason or no reason, with or without cause, at any time by giving the Employee notice of the termination; provided, however, that in consideration for Employee entering into this Agreement, the Company agrees that Employee’s employment may not be terminated by the Company prior to January 15, 2020 unless the Company is terminating Employee’s employment for Cause (as defined in the BRP Group, Inc. Omnibus Incentive Plan); provided further that the Company may determine, in its sole discretion, to place Employee on paid leave prior to such date. Except as expressly provided in the preceding proviso, the terms of this Agreement do not and are not intended to create either an express or implied contract of employment with the Company for any particular period of time. Employee may terminate his employment with the Company by giving the Company at least one hundred twenty (120) days prior written notice of termination (“Notice Period”); provided that upon receipt of notice of termination from Employee, the Company may, in its sole discretion and without affecting the characterization of the termination of Employee’s employment, terminate Employee’s employment prior to the end of the Notice Period.
(b)    Upon termination of Employee’s employment for any reason, (i) the Company shall pay Employee’s Base Salary that is accrued but unpaid through the date of employment termination (the “Termination Date”), (ii) the Company shall reimburse Employee pursuant to Section 4(e) for reasonable expenses incurred but not paid prior to such termination of employment; provided that Employee must submit those expenses for reimbursement within 30 days after the Termination Date, and (iii) Employee shall be entitled to receive any non-forfeitable benefits already earned and payable to Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company. Except as otherwise expressly provided herein, Employee shall not be entitled to any other salary, bonuses, commission, employee benefits or compensation or payments of any kind from the Company or any of its affiliates after termination of his employment, and all of Employee’s rights to salary, bonuses, commission, employee benefits and other compensation and payments of any kind hereunder which would have accrued or become payable after the Termination Date shall cease upon such Termination Date other than those expressly required under applicable law (including, without limitation, the Consolidated Omnibus Reconciliation Act, 29 U.S.C. § 1161 et. seq., as amended (COBRA)). Upon termination of Employee’s employment for any reason, the effect of such termination on any outstanding equity-based compensation awards shall be governed by the applicable award agreement and related plan for such awards. The Company may offset any amounts Employee owes it against any amounts it owes Employee hereunder; provided, that the Company may not offset against nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except to the extent permitted by Section 409A of the Code. For the avoidance of doubt, but subject to the proviso in the first sentence of Section 5(a), it is the express intent of the Company and Employee that in no event shall Employee be entitled to receive any amounts upon a termination of Employee’s employment other than the amounts expressly set forth in this Agreement. In furtherance of the foregoing, in the event that, after January 15, 2020, the Company terminates Employee’s employment reasonably and in good faith on the basis that such termination meets the definition of Cause (as set forth below) and it is ultimately determined that such termination was without Cause, it shall not be deemed a breach of this Agreement and Employee shall only be entitled to the amounts expressly provided for in this Agreement in connection with a termination of Employee by the Company without Cause.
(c)    Severance.
(i)    In addition to the payments specified in Section 5(b), if Employee’s employment is terminated by the Company without Cause (as defined in Section 5(d)) prior to the Protected Date (as defined in Section 5(d)), then, subject to Section 5(c)(ii), the Company shall pay a severance payment to Employee in the aggregate amount of $1,500,000, payable in equal installments over the one-year period commencing on the Termination Date in accordance with the Company’s customary payroll practices as in effect from time to time (but no less frequently than monthly).
(ii)     The severance payments under Section 5(c)(i) shall be paid to Employee if, and only if, Employee has executed and delivered to the Company a general release of all claims in form and substance satisfactory to the Company (which shall apply to the Company Group, its owners, officers and employees and other related persons and affiliates) and the general release has become effective and non-revocable within sixty (60) days after the Termination Date (the “Required Release Date”). The payments under Section 5(c)(i) shall not commence until the first payroll date following the date that such general release becomes effective and non-revocable (the “Release Effective Date”); provided, however, that such first payment shall include all amounts that otherwise would have been paid prior to the date the first payment was made had such payments commenced immediately upon the Termination Date. Notwithstanding the preceding sentence, to the extent necessary to comply with Section 409A of the Code, if the Termination Date and Required Release Date are in two separate calendar years, any payments of amounts under Section 5(c)(i) that constitute deferred compensation within the meaning of Section 409A of the Code shall be payable on the later of (A) the date such payment is otherwise payable under this Agreement, or (B) the first payroll date in such second calendar year. In any event, if such general release is not effective and non-revocable by the Required Release Date, Employee shall forfeit all rights to receive the severance payments under Section 5(c)(i). For the avoidance of doubt, the severance payments under Section 5(c)(i) shall not be paid if Employee’s employment is terminated by reason of his death or disability, or his resignation, or if the Company terminates his employment for Cause at any time, or if the Company terminates his employment without Cause after the Protected Date.
(d)    For purposes of this Agreement, the following terms have the meanings given to them in this Section 5(d):
(i)    “Cause” means, with respect to Employee, any of the following, as reasonably determined by the Company: (A) Employee has engaged in willful misconduct which has caused, or is reasonably likely to cause, demonstrable and substantial injury to the Company Group, its business or its reputation; (B) Employee has engaged in any acts of theft, conversion, embezzlement, fraud or material dishonesty against or at the expense of the Company Group; (C) Employee has been indicted for (or its procedural equivalent), convicted of, or enters a plea of guilty or nolo contendere to, a felony or other criminal act involving fraud, dishonesty, or moral turpitude; (D) Employee has been grossly negligent or has engaged in willful misconduct in connection with the performance of his duties and responsibilities to the Company Group; (E) Employee has willfully refused to substantially perform his duties and responsibilities, or willfully and persistently neglects his duties and responsibilities, or experiences chronic unapproved absenteeism (other than due to disability or illness), which is not cured by Employee within thirty (30) days after receipt of notice of such unacceptable behavior from the Company, (F) Employee’s (1) material breach of any fiduciary duty owed to the Company Group, (2) unauthorized disclosure or misappropriation of trade secrets or other material confidential information of the Company Group, or (3) breach of any restrictive covenants applicable to him, including those referenced in Section 9, or (G) an action taken by a governmental authority, regulatory body or self-regulatory organization that substantially impairs Employee from performing his duties, or an act or omission of Employee that could form the basis for a denial of an application, or otherwise could result in the termination, cancellation, or suspension of any license, right, permit or authorization required by law or any regulatory authority for the Employee to perform his duties or for the Company Group to operate its business, which is not cured by Employee within thirty (30) days after receipt of notice of such action or omission from the Company (if capable of being cured).
(ii)    “Protected Date” means the first date that the MIU Conversion LLC Units that vest based solely on the continued employment of Employee become fully-vested (whether by operation of the vesting schedule or by accelerated vesting (such as upon a change in control transaction or otherwise)). For the avoidance of doubt, any MIU Conversion LLC Units that vest based on the attainment of performance goals, and any equity-based compensation awards issued to Employee other than the MIU Conversion LLC Units, shall in each case not be taken into account in determining whether the Protected Date has occurred.
(e)    Employee acknowledges and agrees that BRP Colleague Inc., a Florida corporation and subsidiary of the Company (“BRP Colleague”), and the Company will be co-employers of Employee pursuant to an agreement between BRP Colleague and the Company, and in accordance with that agreement certain payments and benefits under this Agreement shall be provided by BRP Colleague instead of the Company. If such co-employment agreement between BRP Colleague and the Company terminates for any reason, then Employee agrees that his employment by BRP Colleague may terminate but his employment may continue with the Company. In such event, (i) BRP Colleague shall cease to be an employer of Employee for all purposes, and all liabilities and obligations of BRP Colleague as an employer of Employee shall terminate (except that such termination shall not affect the continuation of any outstanding obligation or liability incurred by BRP Colleague prior thereto), (ii) for the avoidance of doubt, Employee’s employment shall not be considered terminated for purposes of this Agreement, and neither BRP Colleague nor the Company shall owe severance payments or benefits to Employee by reason thereof, and (iii) this Agreement, as modified in accordance with clause (i) above, shall remain in full force and effect as an agreement between the Company and Employee. The Company shall provide written notice to Employee if the co-employment agreement between BRP Colleague and the Company terminates.
(f)    If Employee’s employment with the Company terminates for any reason, Employee shall be deemed to have resigned from all positions that Employee holds as an officer, director or other service provider or representative of PubCo or any other member of the Company Group.
6.    Purchase of Life Insurance. Employee agrees that the Company has an insurable interest in Employee, and the Company will have the right, at the Company’s expense, to purchase life insurance on the life of Employee and payable to the Company or its assigns.
7.    Defend Trade Secrets Act. Notwithstanding anything in this Agreement or otherwise to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the parties acknowledge and agree that Employee shall not have criminal or civil liability under any Federal or state trade secret law for the disclosure of any trade secret that is made (a) (i) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding; provided that Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

8.    Whistleblower Protection. Notwithstanding anything in this Agreement or otherwise to the contrary, it is understood that Employee has the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement is intended to prohibit Employee from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and Employee may do so without notifying the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise would require Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other governmental authority.
9.    Restrictive Covenants Agreement. Effective on the IPO Closing Date, Employee agrees to also enter into an amended and restated restrictive covenants agreement with the Company in its standard form for executive officers and senior management, a copy of which is attached hereto as Exhibit A (the “Restrictive Covenants Agreement”).
10.    Protection of Company Property. Employee shall not, at all times during his employment, except to the extent expressly authorized by the Company, and thereafter, use or permit others to use materials, equipment, software, electronic media or other Company Group property for personal purposes. Upon termination of Employee’s employment with the Company, Employee will deliver to the Company all property belonging to the Company Group and will not retain any copies or reproductions of correspondence, memoranda, reports, drawings, photographs, software, electronic media or documents relating in any way to the business of the Company Group.
11.    Corporate Opportunity. During the Employment Period and except as otherwise expressly provided for in this Agreement, Employee shall submit to the Company all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the areas of business engaged in by the Company Group (“Corporate Opportunities”). Unless approved by the Company, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.
12.    Non-Disparagement. During the Employment Period and thereafter, except as may be required by applicable law: (a) Employee shall not, directly or indirectly through another person or entity, make any negative or disparaging statements or communications in any form or media, or take any other action in disparagement of, the Company Group or any of the Company Group’s respective past and present investors, officers, managers or employees, and (b) the Company shall direct its executives not to, directly or indirectly through another person or entity, make any negative or disparaging statements or communications in any form or media, or take any other action in disparagement of Employee. For this purpose, the Company’s executives are limited to the C-level executives of the Company and PubCo.
13.    Employee’s Representations; Indemnification. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, including, without limitation, any agreement with any former employer, (ii) Employee is not subject to any noncompetition, nonsolicitation, nonacceptance, nondisclosure or any similar restrictive covenant in favor of any former employer or other insurance agency which will prevent Employee’s future performance hereunder, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that

(x) he has consulted with independent legal counsel regarding his rights and obligations under this Agreement, (y) he fully understands the terms and conditions contained herein, and (z) the agreements herein are reasonable and necessary for the protection of the Company and are an essential inducement to the Company to enter into this Agreement. Employee will indemnify and hold harmless the Company, and its representatives, members, managers, officers, and affiliates (collectively, the “Company Indemnified Persons”), and will reimburse the Company Indemnified Persons, for any and all losses, liabilities, claims, obligations, costs, payments, charges, assessments, penalties, diminution in value, damages, and expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether involving a third-party claim or not, arising from or related to any breach of any covenant, representation or warranty made by Employee under this Section 13.
14.    Survival. Sections 4(g) and (h) and 5 through 27 herein shall survive and continue in full force in accordance with their terms, notwithstanding the expiration or termination of the Employment Period.
15.     Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, or sent by facsimile or email transmission, to the recipient at the address below indicated:
In the case of Employee, to him at the most recent address set forth in the payroll records of the Company, or by email at johnaugustvalentine@gmail.com.

In the case of the Company, to:

c/o Baldwin Risk Partners, LLC
4010 Boy Scout Boulevard, Suite 200
Tampa, Florida 33607
Attn: Trevor Baldwin or Kris Wiebeck
Facsimile: (813) 984-3201
Email: tbaldwin@bks-partners.com or kwiebeck@bks-partners.com

Or, in each case, such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

16.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
17.    Complete Agreement. Subject to Section 27, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the Prior Employment Agreement.
18.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

19.    Counterparts; Facsimile. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or a scan or pdf attachment to an email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
20.    Successors and Assigns. Employee shall not assign his rights or delegate any of his obligations under this Agreement, and any attempted assignment or delegation by Employee will be invalid and ineffective against the Company. The Company may assign its rights and obligations under this Agreement without Employee’s consent to any (i) assignee or successor in interest of its business, whether pursuant to a sale, merger, contribution of its assets and liabilities, or sale or exchange of all or substantially all the assets or outstanding capital stock or other equity interests of the Company or otherwise or (ii) affiliate. This Agreement is binding on, and inures to the benefit of the Company’s authorized assignees and successors. Upon assignment of the Company’s rights under this Agreement, (a) every reference in this Agreement to the “Company” will include the assignee or successor and (b) if the assignee or successor assumes in writing or by operation of law all future liabilities of the assignor generally or under this Agreement specifically, the assignor will be released from such obligations to Employee under this Agreement. Employee expressly agrees that this Agreement shall be enforceable by the assignee, as well as by any third-party beneficiary or entity affiliated with the Company, through common ownership or otherwise.
21.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to Florida’s rules of conflicts of law, and regardless of the place or places of its physical execution and performance. Employee and the Company hereby (i) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (ii) stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for a state court proceeding, or the Middle District of Florida, Tampa Division, for a federal court proceeding, and (iii) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue.
22.    Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
23.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement. In addition, the waiver by a party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself.
24.    Cooperation. Employee agrees to cooperate with the Company, at the Company’s expense, during the Employment Period and thereafter (including following termination of Employee’s employment for any reason) by making himself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigation, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. In the event such cooperation is required more than two (2) years after termination of Employee’s employment for any reason, the Company and Employee shall agree upon a reasonable hourly rate to be provided to Employee in the event the Company requires more than de minimis assistance. Employee hereby covenants and agrees to testify truthfully in any and all such litigation, arbitrations, government or administrative proceedings.
25.    WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, WAS AFFORDED SUFFICIENT OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF EMPLOYEE’S CHOICE AND TO ASK QUESTIONS AND RECEIVE SATISFACTORY ANSWERS REGARDING THIS AGREEMENT, UNDERSTANDS EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER IT, AND SIGNED IT OF EMPLOYEE’S OWN FREE WILL AND VOLITION.

26.    Section 409A. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service,” or (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 26 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, to the extent required to comply with Section 409A of the Code or an exemption thereto, for purposes of determining Employee’s entitlement to any compensation payable upon his termination of employment, Employee’s employment will be deemed to have terminated on the date of Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. No action or failure to act, pursuant to this Section 26 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Section 409A of the Code. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
27.    Effectiveness. This Agreement shall be effective on the IPO Closing Date (contingent on the closing of such initial public offering and Employee’s continued employment with the Company through the IPO Closing Date), and prior to the IPO Closing Date the Prior Employment Agreement shall be unmodified and remain in full force and effect. If the IPO Closing Date does not occur for any reason, then this Agreement shall be null and void, and the Prior Employment Agreement shall be unmodified and remain in full force and effect.

[Signature Page Follows]

The parties hereto have executed this Employment Agreement to be effective as of the date first written above.

COMPANY

BALDWIN RISK PARTNERS, LLC, a Delaware limited liability company

By:     /s/ Trevor L. Baldwin
Name:     Trevor L. Baldwin
Title:     Chief Executive Officer

EMPLOYEE

/s/ John A. Valentine
Name: John A. Valentine

EXHIBIT A

Restrictive Covenants Agreement

[Attached]

AMENDED AND RESTATED RESTRICTIVE COVENANTS AGREEMENT

This AMENDED AND RESTATED RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”), effective as of the IPO Closing Date (as defined below), is entered into by and between John A. Valentine (“Employee”), and Baldwin Risk Partners, LLC, a Delaware limited liability company (the “Company”).

Background

The Company serves as a holding company that owns interests in subsidiaries and joint ventures that own and operate insurance agencies (collectively, the “Agencies” and each an “Agency”).

Prior to the date hereof, Employee had been issued Management Incentive Units of the Company (“Prior Units”) pursuant to that certain Management Incentive Unit Agreement, dated August 6, 2018, and in connection therewith also entered into that certain Restrictive Covenants Agreement, dated August 6, 2018 (the “Prior RCA”).

In connection with the initial public offering by BRP Group, Inc., a Delaware corporation and the managing member of the Company (“PubCo”), pursuant to the Form S-1 Registration Statement under the Securities Act of 1933, Employee exchanged his Prior Units for (1) non-voting LLC Units of the Company (as defined in the Third Amended and Restated Limited Liability Company Agreement of the Company, dated on or around the IPO Closing Date) (as amended, the “Operating Agreement”), and (2) shares of the Class B common stock of PubCo ((1) and (2), collectively, the “Post-IPO Units”).

The Company and Employee desire to enter into this Agreement to amend and restate the Prior RCA effective as of the closing of the foregoing initial public offering (the date of such closing, the “IPO Closing Date”). Employee is also entering into (1) an Amended and Restated Employment Agreement, effective as of the IPO Closing Date (the “Employment Agreement”), and (2) the Operating Agreement, and as a party thereto is bound by the restrictive covenants therein based on his or her ownership of the Post-IPO Units. Such covenants in the Operating Agreement are intended to replace the covenants in the Prior RCA that were based on Employee’s ownership of the Prior Units.

Operative Terms

In consideration of Employee’s continued employment by the Company or an Agency (the Company, its Agencies and their respective affiliates, subsidiaries or divisions (including PubCo), the “Company Group”), and in consideration of the Company’s or applicable Agency’s agreement to enter into the Employment Agreement, and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Scope and Purpose of Agreement. Employee represents, warrants, acknowledges and agrees that:

(a)during the course of his or her relationship with the Company Group, Employee has had and will continue to have access to Confidential Information (as defined below) of the Company Group;

(b)it is essential to the conduct of the Company Group’s business and the provision of its services that the Confidential Information be kept strictly confidential and that its professional and business relationships be protected, including its relationships with its clients and insurers and the goodwill associated therewith;

(c)but for Employee’s agreement to comply with the covenants set forth in this Agreement, the Company would not have agreed to enter into the Employment Agreement;

(d)the restrictive covenants in this Agreement do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living;

(e)the potential harm to the Company Group and its equity owners of the non-enforcement of any provision of this Agreement outweighs any potential harm to Employee of its enforcement by injunction or otherwise; and

(f)Employee has carefully read this Agreement and consulted with, or had the opportunity to consult with, legal counsel of his or her choosing regarding its contents, has given careful consideration to the restraints imposed upon Employee by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of legitimate business interests of the Company Group.

2.Confidentiality Covenants.

(a)During the term of Employee’s employment or engagement with the Company Group and at all times following the termination of Employee’s employment or engagement with the Company Group, Employee shall not, directly or indirectly, reveal, divulge, publish, or disclose, at any time or for any reason or in any manner, any Confidential Information (as defined below), unless such disclosure is on behalf of the Company Group and is necessary in the course of performing Employee’s duties and responsibilities to the Company Group, or is made with the express written consent of the Company. Employee shall not, directly or indirectly, use, transfer, disseminate or duplicate any Confidential Information for any purpose other than in the performance of his or her duties and responsibilities for the Company Group. All Confidential Information furnished to or accessed by Employee or of which Employee otherwise becomes aware, or created or developed by Employee on behalf of the Company Group, whether prior to or after the date of this Agreement, is and shall remain the sole and exclusive confidential property of the Company. No license or other right to any Confidential Information is granted to Employee under this Agreement. To the extent that Employee acquires any right, title or interest in or to any Confidential Information, Employee hereby assigns, transfers, conveys and delivers to the Company all such right, title and interest in and to such Confidential Information. Upon the termination of Employee’s employment or engagement with the Company Group, or if the Company requests the return of any Confidential Information, Employee shall promptly (and in any event within five (5) days) return to the Company all copies of Confidential Information in Employee’s possession or control. Employee shall not place any Confidential Information on his or her personal computer or other storage devices, and, at the request of the Company, Employee shall grant the Company a written certification that to the best of his or her knowledge, his or her personal computer and storage devices do not contain any Confidential Information.

(b)The non-disclosure covenant in Section 2(a) shall not apply to any information that is required to be disclosed by valid subpoena or other mandatory legal process, provided that Employee shall promptly give the Company notice in writing of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand; Employee shall use reasonable efforts to allow the Company to obtain, and upon request, provide reasonable cooperation should the Company seek to obtain, an appropriate protective order or other remedy to preserve the confidential treatment of such Confidential Information; and, if the Company does not obtain a protective order after a period that is reasonable under the circumstances, Employee may only disclose that portion of the Confidential Information that legal counsel to Employee advises him or her in writing that he or she is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty.

(c)For purposes of this Agreement, “Confidential Information” means all trade secrets and know-how of the Company Group, and any other non-public, proprietary or confidential data or information (whether in written, unwritten, oral, graphic or machine readable form) related to the business or financial affairs of the Company Group, including: (i) customer / client lists and records, financial and personnel data, information regarding sales, costs, pricing, marketing, budgets, suppliers, contracts with insurers and other third parties, plans for product or market or service developments or improvements, research records, computer programs, computer interfaces or interface mechanisms, processes, business and strategic plans, and financial forecasts, (ii) information of customers / clients, insurers or other third parties that the Company Group is obligated to or does keep or treat as confidential, (iii) Work Product (as defined below) and (iv) any other information that derives economic value, either directly or indirectly, from being confidential to or trade secrets of the Company Group. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public or is within the public domain (other than as a result of acts by Employee in violation of this Agreement or any other legal obligation), or (ii) is independently developed by Employee without use of any Confidential Information.

(d)Defend Trade Secrets Act.  Notwithstanding anything in this Agreement or otherwise to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the parties acknowledge and agree that Employee shall not have criminal or civil liability under any Federal or state trade secret law for the disclosure of any trade secret that is made (a) (i) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding; provided that Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

(e)Whistleblower Protection. Notwithstanding anything in this Agreement or otherwise to the contrary, it is understood that Employee has the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement, the Employment Agreement nor otherwise is intended to prohibit Employee from disclosing this Agreement or the Employment Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and Employee may do so without notifying the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement, the Employment Agreement or otherwise would require Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other governmental authority.

3.Noncompetition Covenant.

(a)During the Restricted Period (as defined below), Employee shall not, directly or indirectly, for his or her own account or on behalf of, or with, any other person or entity, do any of the following except on behalf of the Company Group: (i) own, manage, operate, finance, join, advise, consult with or for, or control or participate in the ownership, management, operation, financing or control of, any Competing Business (as defined below) that operates within the Restricted Territory (as defined below); or (ii) serve as an officer, director, employee, producer, partner, investor, principal, agent, representative, advisor, volunteer, consultant or otherwise of, any Competing Business that operates within the Restricted Territory; provided, however, that this Section 3(a) shall not prohibit the ownership by Employee, as a passive investment, of not more than 1% of the capital stock of any corporation which is engaged in any Competing Business that is traded on a national securities exchange.

(b)For purposes of this Agreement:

(i)“Competing Business” means any business offering, selling, promoting or marketing (a) plans, policies, products or services in the same insurance line(s) as the business of any member of the Company Group, including, without limitation, (A) an insurance brokerage business offering such insurance line(s), or (B) an insurance carrier that issues policies in such insurance line(s), or (b) any other product line or service offered by any member of the Company Group at the time Employee’s employment or engagement with the Company Group is terminated for any reason.

(ii)~~“~~Restricted Period” means the period of time during which Employee is employed or engaged by the Company Group, and the period of two (2) years after the date that Employee’s employment or engagement with the Company Group is terminated for any reason.

(iii)“Restricted Territory” means the States of Florida, Georgia, Texas, Alabama and any other state in which any member of the Company Group conducts or actively plans to conduct business at the time Employee’s employment or engagement with the Company Group is terminated for any reason.

4.Nonsolicitation Covenants. During the Restricted Period (as defined above), Employee shall not, directly or indirectly, for his or her own account or on behalf of, or with, any other person or entity, do any of the following except on behalf of the Company Group:

(a)solicit, or assist in the solicitation of, or accept business from (with or without solicitation), any person or entity that either is or has been a client of the Company Group within the prior twenty-four (24) months for the purpose of selling, providing or soliciting to sell or provide any product or service of a Competing Business;

(b)solicit, or assist in the solicitation of, or accept business from (with or without solicitation), any person or entity that either is or has been a prospective client of the Company Group within the prior twenty-four (24) months for the purpose of selling, providing or soliciting to sell or provide any product or service of a Competing Business;

(c)solicit, or assist in the solicitation of, any person who either is or has been an employee, producer or independent contractor of the Company Group within the prior six (6) months for the purpose of inducing such person to terminate his or her employment or relationship with the Company Group in order to work for Employee or any other person or entity, whether or not a Competing Business, or hire or offer to hire any such person;

(d)acquire or attempt to acquire, or enter into a joint venture with, any business or enterprise which the Company Group had identified during the period that Employee was employed or engaged by the Company Group as a prospective acquisition or joint venture target, or cause, induce, solicit, or attempt to cause or induce or solicit any such prospective acquisition or joint venture target to consummate any acquisition, joint venture, investment or other similar transaction with any person or entity other than the Company Group; or

(e)interfere with, or attempt to interfere with, any business relationship (whether formed before, on or after the date of this Agreement) between the Company Group and any of their clients, suppliers, insurers, landlords, partners, members, investors, or other persons or entities with which they have a business relationship, including persuading or attempting to persuade any such person or entity to cease to do business with the Company Group, reduce the amount of business that it historically has done with the Company Group, or otherwise adversely alter its business relationship with the Company Group.

For purpose of the preceding covenants, (i) “client” includes affiliates of any client, whether or not the affiliate of such client was or is a customer of the Company Group, (ii) a “prospective” client is any person or entity that received a presentation or proposal from the Company Group, or with which the Company Group had substantive business conversations, within the preceding twenty-four (24) months, and (iii) a “prospective” acquisition or joint venture target is any business or enterprise that received a presentation or proposal from the Company Group, or with which the Company Group had substantive conversations about an acquisition or joint venture, within the preceding twenty-four (24) months.

5.Intellectual Property. All right, title, and interest, of every kind whatsoever, in the United States and throughout the world, in and to any patents, copyrights, trademarks, and any know-how, ideas, designs, discoveries, inventions, concepts, information, works, materials, processes, methods, data and improvements, whether or not patentable or capable of copyright or trademark registration, created, developed, or conceived by Employee (whether alone or jointly with others) while employed or engaged by the Company Group, whether before or after the date of this Agreement, that (i) are created, developed, or conceived by Employee using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company Group, (ii) result from any work performed by Employee for the Company Group or (iii) otherwise relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services (collectively, “Work Product”) shall be the sole and exclusive property of the Company. Without limiting the foregoing, Employee hereby assigns, transfers, conveys and delivers his or her entire right, title and interest in and to all Work Product to the Company. Employee acknowledges and agrees that, with respect to any Work Product that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Work Product is and will be deemed a Work Made for Hire and the Company will have the sole and exclusive right to the copyright (or, in the event that any such Work Product does not qualify as a Work Made for Hire, the copyright and all other rights thereto are automatically assigned to the Company as above). Employee hereby waives and agrees never to assert any Moral Rights that Employee may have in or with respect to any Work Product, even after termination of any work on behalf of the Company Group. As used in this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.” During and after the term of Employee’s employment or engagement with the Company Group, Employee shall promptly and fully disclose in writing all Work Product to the Company and shall cooperate with and provide all reasonable assistance to the Company to establish, confirm and protect the Company’s interests in and rights and title to such Work Product (including, but not limited to, executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of the Employee’s employment or engagement with the Company Group).

6.Blue-Pencil; Severability. Employee acknowledges, stipulates, and agrees that the covenants and restrictions set forth in this Agreement are reasonable as to geographical area, time, and line of business and are reasonably necessary to protect legitimate business interests of the Company Group, including trade secrets and other Confidential Information, substantial relationships with existing or prospective clients and insurers, goodwill associated therewith, and its ongoing business, in the geographical area in which the Company Group conducts its business. To the extent the duration, geographical area, or line of business of any of the preceding restrictions would cause them to be unenforceable in a particular jurisdiction, the restrictions automatically will be reformed for purposes of enforcement in that jurisdiction to the maximum duration, geographical area, or line of business that is valid and enforceable in that jurisdiction. Reformation of a restriction to validate its enforcement in any particular jurisdiction, however, will not affect the enforcement of the restriction as stated in any other jurisdiction in which it is enforceable as stated. If a provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, that provision will be deemed severable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement or the application of that provision to other circumstances in which it is enforceable. The invalidity of a restriction in any particular jurisdiction will not affect the validity or enforcement of the restriction in another jurisdiction where it is otherwise valid.

7.Tolling. If Employee breaches any restrictive covenant in Section 3 or 4, the duration of such restrictive covenant shall be automatically extended for the number of days that such breach continues.

8.Remedies. Employee stipulates that a breach by him or her of any of the restrictive covenants in this Agreement will diminish the value of the Company Group and will cause irreparable and continuing injury to the Company Group for which an adequate legal remedy will not exist. Accordingly, Employee stipulates that, if he or she materially breaches any of the restrictive covenants of this Agreement, the Company Group will be excused from paying or performing any liability or obligation owed to the Employee (including, without limitation, salary payments and any distributions to the Employee). Further, without limiting or excluding any other available remedy, if Employee breaches any of the restrictive covenants of this Agreement, the Company will be entitled to seek the following remedies, subject to applicable law: (A) entry by a court having jurisdiction of an order granting specific performance or injunctive relief, without requirement of showing an inadequate remedy at law; (B) the recovery from the Employee of all profit, remuneration, or other consideration that the Employee gains from breaching the restrictive covenant and any damages suffered by the Company Group, to the extent ascertainable; and (C) reimbursement from the Employee of all costs and expenses (including reasonable attorneys’ fees) incurred by the Company

Group in enforcing the restrictive covenant or otherwise defending or prosecuting any mediation, arbitration, or litigation arising out of the restrictive covenant; provided, that, if Employee is the prevailing party in any such mediation, arbitration, or litigation, Employee shall be entitled to recover his legal fees and costs from the Company. The Company may exercise any of the foregoing remedies concurrently, independently, or successively.

9.Independent Covenants. The covenants or agreements in this Agreement are intended by each party hereto to be, and shall be construed as, agreements independent of each other and of any other agreement between the parties, and the existence of any claim or cause of action of Employee against the Company or any of its members, whether predicated on the Employment Agreement, the Operating Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any such covenant or agreement.

10.No Conflict; Disclosure. Employee represents and warrants to the Company that his or her relationship with the Company Group does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound (including any employment agreement, non-compete agreement, non-solicitation agreement, confidentiality agreement or restrictive covenants agreement with any former employer). Employee further represents that he or she will not, during his or her employment or engagement with the Company, improperly use or disclose any confidential or proprietary information or trade secrets of any former employer or other person or entity, that he or she will not bring onto the premises of the Company any confidential or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity, and that he or she will not violate any other restrictive covenants applicable to Employee pursuant to any non-compete agreement, non-solicitation agreement, confidentiality agreement or restrictive covenants agreement with any former employer. Employee shall disclose the obligations contained in this Agreement to any successor employer or other third party that offers an employment, consulting, investment or other relationship to Employee. The Company is expressly authorized to disclose to any successor employer or such third party the existence and terms of this Agreement.

11.Miscellaneous Provisions.

(a)Assignment; Third Party Beneficiaries. Employee’s rights and obligations under this Agreement are personal, and Employee shall not assign his or her rights or delegate any of his or her obligations under this Agreement, and any attempted assignment or delegation by Employee will be null and void. The Company may assign its rights and delegate its duties under this Agreement without Employee’s consent, by merger or otherwise, to any parent corporation, subsidiary or other affiliate (through common ownership or otherwise) of the Company, or to any assignee or successor in interest of its assets or business, whether pursuant to a sale, merger, contribution of its assets and liabilities, or sale or exchange of all or substantially all the assets or outstanding capital stock or other equity interests of the Company, and Employee expressly agrees that this Agreement shall be enforceable by any such assignee or successor. Subject to the foregoing, this Agreement is binding on, and inures to the benefit of, the parties’ authorized assignees and successors. All members of the Company Group are intended third party beneficiaries of the Company’s rights under this Agreement, and the restrictive covenants in this Agreement are intended to be for the benefit of the Company and all members of the Company Group.

(b)Governing Law; Venue. This Agreement will be construed pursuant to and governed by the laws of the State of Florida, without regard to conflict of laws principles. The parties hereby (i) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (ii) stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for a state court proceeding, or a federal court having jurisdiction over Hillsborough County, Florida, for a federal court proceeding, and (iii) waive any defense, whether asserted by motion or pleading, that the venue specified by this Section 11(b) is an improper or inconvenient venue; provided, that the Company may commence a legal proceeding in any other relevant jurisdiction for the purpose of enforcing its rights under this Agreement.

(c)Waiver of Trial By Jury. THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN THEM THAT ARISES AT ANY TIME OUT OF THIS AGREEMENT.

(d)Form; Interpretation; Execution in Counterparts. The titles and headings preceding the text of the sections of this Agreement have been inserted solely for convenient reference and neither constitutes a part of this Agreement nor affects its meaning, interpretation, or effect. Unless otherwise expressly indicated, all references in this Agreement to a section or exhibit are to a section or exhibit of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation, and the word “entity” includes a trust, group, syndicate, corporation, cooperative, association, partnership, business trust, joint venture, limited liability company, unincorporated organization, and a governmental body, agency, authority, department, or subdivision, whether domestic or foreign or local, state, regional, or national. The parties may execute this Agreement in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all of them together will constitute the same agreement. This Agreement shall be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement, it being acknowledged that all of the original parties hereto have contributed to the drafting of this Agreement.

(e)Final Agreement.

(i)This Agreement records the final, complete, and exclusive expression of the understandings between the parties with respect to the matters addressed in it and supersedes any prior or contemporaneous agreement, representation, or understanding, oral or written, by either of them.

(ii)Notwithstanding the foregoing, this Agreement is in addition to, and does not supplant, supersede, modify or limit in any manner, any other confidentiality, non-disclosure, non-competition, non-solicitation, non-piracy or other similar obligations imposed on Employee, whether imposed by law (including laws governing trade secrets, and Employee’s fiduciary duties to the Company Group), by contract (including contracts entered into prior to the date of this Agreement), by generally applicable Company Group policy, or otherwise. Employee agrees to comply with all such other obligations and restrictions.

(iii)Without limiting the generality of Section 11(e)(ii), Employee acknowledges and agrees that Employee is a “Restricted Person” within the meaning of the Operating

Agreement, and is a party to and is bound by the restrictive covenants set forth in the Operating Agreement based on his or her direct or indirect ownership of Post-IPO Units. Employee agrees to comply with all such obligations and restrictions.

(f)Modification; Waiver. This Agreement may not be amended except by a written agreement signed by the Employee and the Company. No delay or course of dealing by a party to this Agreement in exercising any right, power, or remedy under this Agreement will operate as a waiver of any right, power, or remedy of that party, except to the extent expressly manifested in writing by that party. The failure at any time of either party to require performance by the other party of any provision of this Agreement will in no way affect the party’s right thereafter to enforce the provision or this Agreement. In addition, the waiver by a party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself.

(g)No Employment Contract; Survival. Employee is an employee “at-will,” and nothing in this Agreement is intended to create either an express or implied contract of employment with the Company Group for any particular period of time. Employee’s employment or engagement may be terminated by the Company Group for any reason, with or without cause, at any time. The terms of this Agreement shall survive any termination of Employee’s employment or engagement with the Company Group.

(h)Effectiveness. This Agreement shall be effective on the IPO Closing Date (contingent on the closing of such initial public offering and Employee’s continued employment with the Company through the IPO Closing Date), and prior to the IPO Closing Date the Prior RCA shall be unmodified and remain in full force and effect. If the IPO Closing Date does not occur for any reason, then this Agreement shall be null and void, and the Prior RCA shall be unmodified and remain in full force and effect.

EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS CAREFULLY READ THIS AGREEMENT, HAD SUFFICIENT OPPORTUNITY TO ASK QUESTIONS AND RECEIVE SATISFACTORY ANSWERS ABOUT IT, UNDERSTANDS HIS OR HER OBLIGATIONS UNDER IT, AND SIGNED IT OF HIS OR HER OWN FREE WILL AND VOLITION. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED BY THE COMPANY TO SEEK LEGAL COUNSEL PRIOR TO EXECUTING THIS AGREEMENT.

[Signature Page Follows]

SIGNATURE PAGE TO
AMENDED AND RESTATED RESTRICTIVE COVENANTS AGREEMENT

The parties have executed this Agreement to be effective as of the date first written above.

“Employee”
/s/ John Valentine
Name: John A. Valentine

“Company”
Baldwin Risk Partners, LLC
By: /s/ Trevor Baldwin
Name: Trevor L. Baldwin
Title: Chief Executive Officer